Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-04171, 333-58024, 333-90462, 333-90464, 333-115654, 333-115653, and 333-04167) on Form S-8 of ICU Medical, Inc. of our reports dated February 21, 2008 relating to our audits of the consolidated financial statements, the financial statement schedule, and internal control over financial reporting, which appear in this Annual Report on Form 10-K of ICU Medical, Inc. for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP

Irvine, California
February 21, 2008